EXHIBIT 99.1

TCF Financial Corporation
Law Department

To:                              TCF Financial Executive Officers and Directors (All Form 4 Filers)

From:                  Diane O. Stockman, Vice President and General Counsel for Corporate Affairs

Re:                               Blackout Notice Under Rule 104(b)(2) of Regulation BTR

Date:                    March 9, 2004

1.                                       This notice is to inform you that the TCF Employees Stock Purchase Plan, the TCF Cash Balance Pension Plan, and the Supplemental Employee Retirement Plan (collectively the “Plans”) will be changing recordkeepers.

2.                                       As a result of these changes, TCF employees will be temporarily unable to change their TCF Employees Stock Purchase Plan contribution rate, obtain account balances, change beneficiaries, request a withdrawal, obtain a distribution, direct or diversify investments in or out of TCF stock, or make other requests associated with the Plans.  This period is called a “blackout.”  The blackout period will begin on March 24 and end on April 7, 2004.

3.                                       During this blackout period you may not purchase or sell or otherwise transfer any shares of TCF common stock.  This applies to any shares you may have in the Plans as well as any personal shares you own or that are attributed to you on your Form 4 that were acquired in connection with your employment or other affiliation with TCF Financial. The class of equity affected is TCF common stock, which is the only outstanding class of stock of TCF Financial Corporation.  You should assume that all of your personal shares (and any other shares attributed to you on your Form 4) are covered by this restriction.

4.                                       If you have any questions concerning this notice, you should contact Diane Stockman at 200 Lake Street East, Wayzata, MN  55391, or by telephone at
(952) 475-7054.